UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/03/2006

A.D.A.M., Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26962

Georgia	58-1878070
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1600 Riveredge Parkway, Suite 800, Atlanta, Georgia 30328
(Address of principal executive offices, including zip code)

770-980-0888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On April 3, 2006, Robert S. Cramer, Jr., Chairman of the Board of Directors of A.D.A.M., Inc. (the "Company"), adopted a personal trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Cramer has advised the Company that the purpose of his 10b5-1 plan is to achieve diversification and liquidity in his financial portfolio.

Written predetermined trading plans adopted in accordance with the terms of Rule 10b5-1(c) of the Exchange Act permit officers and directors of public companies to buy or sell specified amounts of their company's stock at future dates regardless of any material nonpublic information they may receive after adopting the plan. An officer or director may only enter into a Rule 10b5-1 plan while he or she is not in possession of any material, nonpublic information and may use the plan to gradually diversify his or her investment portfolio over a period of time.

Beginning on June 5, 2006 and continuing weekly thereafter through and including the week that encompasses May 31, 2007, Mr. Cramer's Rule 10b5-1 plan instructs his broker to enter a series of three (3) good-until-cancelled ("GTC") limit orders to sell long shares of the Company's common stock. The limit prices and number of shares to be sold at such prices each week are: (1) 2,000 shares with the GTC limit price of $8.00 or better, (2) 1,500 shares with the GTC limit price $9.00 or better and (3) 1,500 shares with the GTC limit price of $10.00 or better. There are certain contingency orders to the broker to sell 10,000 shares at the market price if less than 10,000 shares have been sold under the limit orders within a period of six months. The total number of shares covered by the 10b5-1 plan is 260,000. As of March 7, 2006, Mr. Cramer beneficially owns 1,414,953 shares or 15% of the Company's common stock, which includes 845,000 shares issuable upon the exercise of presently exercisable options.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.D.A.M., Inc.

Date: April 05, 2006	By:	/s/ Robert S. Cramer, Jr.
Robert S. Cramer, Jr.
Chairman